INSURED	[JOHN DOE]	[35]-[MALE] [V1234567] [MAY 01, 2013]	AGE AND SEX POLICY NUMBER POLICY DATE

FACE AMOUNT	BASIC SUM INSURED AT ISSUE $[100,000] [ADDITIONAL SUM INSURED AT ISSUE] $ [ 25,000] INITIAL FACE AMOUNT $ [125,000]	[PREFERRED NT]	UNDERWRITING CLASS

ISSUE DATE	[MAY 01, 2013]

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. A Stock Company Incorporated in the State of Delaware Customer Service Office: [P.O. Box 26215 Lehigh Valley, PA 18002-6215 1-800-441-6455]

Read this policy carefully. This policy is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC will pay the death proceeds to the beneficiary upon receipt at the Customer Service Office of due proof that the insured died while this policy was in force. The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements and applications. This policy is issued and administered by GIAC at its Customer Service Office. GIAC’s home office is 1209 Orange Street, Wilmington, Delaware 19801. GIAC receives all communications at its Customer Service Office.

ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED.

WHILE INTEREST CREDITED TO AN INDEXED ACCOUNT IS AFFECTED BY AN EXTERNAL INDEX, THE INDEXED ACCOUNTDOES NOT PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENT.

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE AND CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION AND THE INDEXED OPTION, THE AMOUNT OF CHARGES DEDUCTED, CHANGES IN FACE AMOUNT AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. SEE THE “DEATH PROCEEDS” AND “POLICY ACCOUNT VALUE” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

THERE IS NO MINIMUM GUARANTEED CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE CASH SURRENDER VALUE. SEE THE “PARTIAL WITHDRAWAL AND SURRENDER” AND THE “POLICY LOANS” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

RIGHT TO CANCEL:

The owner has the right to examine this policy and return it for cancellation to the Customer Service Office or to the agent from whom it was purchased by the later of: 1) [10] days after receiving it; or 2) 45 days from the date the completed application was signed. The policy and a written cancellation notice must be delivered or mailed to cancel this policy. Any notice given by mail is effective on being postmarked, properly addressed, and postage prepaid. If the policy is canceled during this period, GIAC will refund any premiums paid. The policy will be void from the beginning.

Variable Universal Life Insurance Policy with an Index-Linked Interest Account

•	Flexible premiums payable during the insured’s lifetime

•	Adjustable death proceeds payable upon insured’s death if policy is in force

•	Investment experience of Separate Account reflected in benefits

•	Non-participating--No dividends payable

POLICY SUMMARY

This summary outlines some of the major policy provisions; it does not alter any of these provisions. The actual policy provisions set forth the full details and conditions of this policy; only the actual policy provisions will control.

We will pay the death proceeds to the beneficiary if the insured dies while this policy is in force. We will determine the actual death proceeds payable in accordance with the “Death Proceeds” provision. While this policy is in force, you may increase or decrease the Face Amount in accordance with the “Changing the Face Amount” provision. The Initial Face Amount is shown on the Policy Data page.

The premiums for this policy are flexible, which means that premium payments may be made at any time and for varying amounts, subject to the limits described in the “Premium Limitations” provision. However, the initial Planned Premium is shown on the Policy Data page. The initial Planned Premium is the premium you designated in the application; this premium is not required, but may be paid as elected. The payment of Planned Premiums does not guarantee that this policy will stay in force.

You may allocate all or part of any Net Premium to any of the Variable Investment Options or to the Indexed Account or the Fixed-Rate Option, subject to any applicable restrictions described in this policy. You may change the allocation of future Net Premiums (see the “Allocation of Net Premiums” provision).

The Policy Account Value is the sum of the values that are allocated to the Variable Investment Options, the Holding Account, the Indexed Segments, the Fixed-Rate Option, and the Loan Account. You may transfer any portion of the unloaned Policy Account Value among the Variable Investment Options, the Indexed Option and the Fixed-Rate Option, subject to the provisions set forth in the “Allocations and Transfers” Section.

This policy will stay in force as long as the Policy Account Value less Policy Debt is at least equal to zero. If the Policy Account Value less Policy Debt is less than zero, we allow a 61 day grace period in which to pay a premium or make a loan repayment to rectify this situation (see the “Grace Period” provision). If the required premium is not paid by the end of the grace period, this policy will lapse. However, if this policy has a No-Lapse Guarantee Period, meeting the No Lapse Guarantee Condition may protect this policy from lapsing during such Period (see the “No Lapse Guarantee Period” provision).

This policy does not have a minimum guaranteed Cash Surrender Value. If this policy has a Cash Surrender Value, you may, subject to limitations:

•	make partial withdrawals (see the “Partial Withdrawals” provision);

•	obtain a policy loan (see the “Policy Loans” Section);

•	surrender this policy for cash (see the “Surrender” provision);

•	use this policy to provide life income (see the “Payment Options” Section).

Any endorsements, additional benefit riders and applications which are attached to this policy follow.

An Index appears on the inside of the back cover.

POLICY DATA

INSURED	[JOHN DOE]	[35]-[MALE] [V1234567]	AGE AND SEX POLICY NUMBER
		[MAY 01, 2013]	POLICY DATE

FACE AMOUNT	BASIC SUM INSURED AT ISSUE	$	[100,000]
[ADDITIONAL SUM INSURED
	AT ISSUE]	$	[25,000]
	INITIAL FACE AMOUNT	$	[125,000]

ISSUE DATE	[MAY 01, 2013]			[PREFERRED NT]	UNDERWRITING CLASS

PLAN OF INSURANCE	VARIABLE UNIVERSAL LIFE INSURANCE with an INDEX-LINKED INTEREST ACCOUNT			[1]	DEATH BENEFIT OPTION

MATURITY DATE	[MAY 1, 2099] *			[GUIDELINE PREMIUM]	SECTION 7702 TEST

OWNER	[JOHN DOE]

BENEFICIARY	AS STATED IN THE APPLICATION OR AS SUBSEQUENTLY CHANGED IN THE OWNER’S SIGNED NOTICE.

BENEFITS AND PREMIUMS

BASIC POLICY	AMOUNT
PLANNED [ANNUAL] PREMIUM	$	[1,000	]
MINIMUM PREMIUM TO ISSUE POLICY	$	[92.48	]
[GUIDELINE LEVEL PREMIUM		$1,567.35	]
[GUIDELINE SINGLE PREMIUM		$17,632.48	]
POLICY NO-LAPSE PERIOD: [10 YEARS]
[MINIMUM MONTHLY PREMIUM		$46.48	]
MINIMUM FACE AMOUNT: $100,000

*	COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE SHOWN EVEN IF PLANNED PREMIUMS ARE PAID. THE CONTINUATION OF COVERAGE DEPENDS ON A NUMBER OF FACTORS INCLUDING THE AMOUNT AND FREQUENCY OF PREMIUM PAYMENTS, THE INVESTMENT PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS TO WHICH PREMIUMS ARE ALLOCATED, THE INTEREST CREDITED TO THE INDEXED SEGMENTS, THE HOLDING ACCOUNT AND THE FIXED-RATE OPTION, THE CURRENT CHARGES ASSESSED AGAINST THE POLICY ACCOUNT VALUE, AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS HAVE BEEN TAKEN.

POLICY DATA — CONT’D

BENEFITS AND PREMIUMS (cont’d)

RIDER/BENEFIT EXPIRY DATE
[ADDITIONAL SUM INSURED]	[05/01/2078	]
[GUARANTEED COVERAGE RIDER]	[05/01/2063	]
MONTHLY GUARANTEED COVERAGE
PREMIUM [$ 96.36]
WHOLE LIFE PURCHASE OPTION	[5/1/2041	]
OPTION AMOUNT [$100,000]
POLICY CONTINUATION RIDER
EXCHANGE OF POLICY OPTION	[05/01/2068	]

To obtain information about your coverage you may call your agent or contact our Customer Service Office at:

[3900 Burgess Place

Bethlehem, PA 18017

1-800-441-6455]

You may contact the State Insurance Department in which this policy is delivered at [(800)123-4567.]

PREMIUM ALLOCATION INFORMATION

Your initial Premium Allocation is as follows:

[The Fixed-Rate Option	25%
One Year Indexed Account *	50%
RS Money Market VIP Series	25%

*	The index used for the One year Indexed Account is the S&P 500 Price Return Index (excluding dividends). See Indexed Option provision for more details.

The minimum guaranteed effective annual rate for the Fixed-Rate Option is 2%.

Cash values and paid-up nonforfeiture benefits available under this policy are not less than the values and benefits provided by or pursuant to the NAIC variable Life Insurance regulation Model #270 using Actuarial Guideline XXIV.

DCA TRANSFER VIO – RS Money Market VIP Series or other money market fund we make available for this purpose.

POLICY LOANS

Standard Policy Loan

Loan interest is payable in arrears. Policy Loans bear interest at a yearly rate of 4%, until [5/1/2038]. Beginning on [5/1/2038], policy loans will bear interest at a yearly rate that is guaranteed not to exceed 3.5%.

Indexed Policy Loan

Loan interest is payable in arrears. Policy Loans bear interest at a yearly rate of 6%.

See “Policy Loans” section for details on loan value.

Page 3.1

POLICY DATA—CONT’D

PREMIUM CHARGE

We will deduct a charge from premium payments not to exceed the following percentages. See the “Premiums” Section for details on the determination of the premium charge. The Target Premium is $[1,195.50].

Policy Years	Up to Target Premium	Excess over Target Premium
1-10	8%	4%
11+	4%	4%

MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

1.	COST OF INSURANCE CHARGES

We deduct the current cost of insurance charge for the Basic Policy on each Monthly Processing Date. We base the monthly cost of insurance charge on our current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The Table of Maximum Monthly Cost of Insurance Rates is shown on the Policy Data pages. See the “Monthly Cost of Insurance” provision for further information.

2.	ADMINISTRATIVE CHARGES

We deduct the administrative charges for the Policy on each Monthly Processing Date. These charges will not exceed:

*	$7.50 per month, plus

*	$[0.14] per $1,000 of Basic Sum Insured at Issue

3.	MORTALITY AND EXPENSE RISK CHARGE

We deduct a Mortality and Expense Risk charges for the Policy on each Monthly Processing Date. This charge will not exceed .020833% of the total amount of Policy Account Value in the Variable Investment Options.

4.	INDEXED ACCOUNT CHARGE

We deduct an Indexed Account Charge on each Monthly Processing Date that there are amounts in the Indexed Account. This charge will not exceed 0.000583333 of the total amount of the Indexed Account.

5.	RIDER CHARGES

GIAC will also deduct the cost of these riders. See the “Monthly Deductions” provision of this policy and the individual rider form(s) for further information.

RIDER	DESCRIPTION OF CHARGE	POLICY YEARS PAYABLE
Whole Life Purchase Option	$9.27	1 thru 23

Page 3.2

POLICY DATA—CONT’D

TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

TRANSFERS

The minimum amount which may be transferred from a Variable Investment Option, Indexed Option or the Fixed-Rate Option is the lesser of: a) $100, or b) the entire value of that option. We reserve the right to charge $25 for each transfer after the 12th transfer in a policy year and to limit transfers to once every 30 days. Additional restrictions regarding transfers are described in the “Allocation and Transfers” section of this policy.

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

The minimum partial withdrawal is $500. We reserve the right to limit the number of withdrawals in a policy year to 12. See the “Partial Withdrawals and Surrender” section of this policy for further information.

SURRENDER CHARGES

The table below shows surrender charges for the Initial Face Amount. For a detailed description of surrender charges, see the “Partial Withdrawals and Surrender” section of this policy.

POLICY YEAR	SURRENDER CHARGE
1	$	[1,952.00]
2		1,812.00
3		1,673.00
4		1,533.00
5		1,394.00
6		1,254.00
7		1,115.00
8		975.00
9		824.00
10		662.00
11		557.00
12		417.00
13		278.00
14		138.00
15 and thereafter	$	[ 0.00]

Page 3.3

POLICY DATA—CONT’D

INDEXED ACCOUNT

One-Year Indexed Account
Index:	S&P 500 Price Return Index* (excluding dividends)
Interest Crediting Method:	annual point to point. This method compares the change in the Index at two discrete points in time, namely the Indexed Segment Start Date and the Indexed Segment Maturity Date.
Indexed Segment Period:	1 Year
Indexed Segment Minimum Starting Amount:	$100
Indexed Segment Start Date:	20th of each calendar month
Indexed Segment Maturity Date:	one year from the Indexed Segment Start Date
Indexed Segment Guaranteed Minimum Interest Rate:	0%
Indexed Segment Guaranteed Minimum Interest Rate Cap	3%
Participation Rate	100%

The Indexed Segment Rate of Return is equal to [the lesser of (a * b) and c with such result not being less than d, where:

a = Indexed Segment Interest Rate

b = Participation Rate

c = Indexed Segment Interest Rate Cap

d = Indexed Segment Minimum Interest Rate

Indexed Segment Interest Rate– is equal to (b ÷ a) – 1, where:

a = the closing value of the Index as of the Indexed Segment Start Date; and

b = the closing value of the Index as of the Indexed Segment Maturity Date.

* Flexible Solutions® Variable Universal Life III (FS VUL III) is not sponsored, endorsed, sold or promoted by Standard & Poor’s (“S&P”). S&P does not make any representation or warranty, express or implied, to the owners of FS VUL III or any member of the public regarding the advisability of investing generally or in FS VUL III particularly or the ability of the S&P 500 Price Return index (the“Index”) to track general stock market performance. S&P’s only relationship to The Guardian Insurance and Annuity Company, Inc is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to The Guardian Insurance and Annuity Company, Inc or FS VUL III. S&P has no obligation to take the needs of The Guardian Insurance and Annuity Company, Inc or the owners of FS VUL III into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the prices and amount of FS VUL III or the timing of the issuance or sale of FS VUL III or in the determination or calculation of the equation by which FS VUL III is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of FS VUL III.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P NOR ITS AFFILIATES SHALL BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The S&P®, Standard & Poor’s®, S&P 500® and Standard & Poor’s 500™ are trademarks of Standard & Poor’s and have been licensed for use by The Guardian Insurance and Annuity Company, Inc.

Page 3 INAC2

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate applicable to the Net Amount at Risk for the Initial Face Amount will never exceed the applicable maximum monthly cost of insurance rate shown below. See the “Monthly Cost of Insurance” provision of this policy for further information.

INSURED’S ATTAINED AGE	RATE		INSURED’S ATTAINED AGE		RATE
[35]	[0.06783	]	[81	]	[6.59415	]
[36]	[0.09589	]	[82	]	[7.35120	]
[37]	[0.10007	]	[83	]	[8.17591	]
[38]	[0.10758	]	[84	]	[9.09944	]
[39]	[0.11425	]	[85	]	[10.14422	]
[40]	[0.12176	]	[86	]	[11.31891	]
[41]	[0.13178	]	[87	]	[12.62238	]
[42]	[0.14430	]	[88	]	[14.04388	]
[43]	[0.15850	]	[89	]	[15.57220	]
[44]	[0.17520	]	[90	]	[17.19964	]
[45]	[0.19441	]	[91	]	[18.76184	]
[46]	[0.21279	]	[92	]	[20.42406	]
[47]	[0.23285	]	[93	]	[22.21645	]
[48]	[0.24455	]	[94	]	[24.15514	]
[49]	[0.25793	]	[95	]	[26.24420	]
[50]	[0.27717	]	[96	]	[28.20561	]
[51]	[0.29975	]	[97	]	[30.35199	]
[52]	[0.33071	]	[98	]	[32.70866	]
[53]	[0.36419	]	[99	]	[35.30337	]
[54]	[0.40691	]	[100	]	[38.17512	]
[55]	[0.45970	]	[101	]	[40.53000	]
[56]	[0.51338	]	[102	]	[43.11768	]
[57]	[0.57128	]	[103	]	[45.96629	]
[58]	[0.62083	]	[104	]	[49.11195	]
[59]	[0.67798	]	[105	]	[52.54884	]
[60]	[0.74695	]	[106	]	[56.37067	]
[61]	[0.83114	]	[107	]	[60.64050	]
[62]	[0.93398	]	[108	]	[65.43820	]
[63]	[1.04963	]	[109	]	[70.86240	]
[64]	[1.17137	]	[110	]	[77.04001	]
[65]	[1.30009	]	[111	]	[83.33333	]
[66]	[1.43072	]	[112	]	[83.33333	]
[67]	[1.56327	]	[113	]	[83.33333	]
[68]	[1.70627	]	[114	]	[83.33333	]
[69]	[1.85467	]	[115	]	[83.33333	]
[70]	[2.03500	]	[116	]	[83.33333	]
[71]	[2.23720	]	[117	]	[83.33333	]
[72]	[2.50360	]	[118	]	[83.33333	]
[73]	[2.78562	]	[119	]	[83.33333	]
[74]	[3.08342	]	[120	]	[83.33333	]
[75]	[3.41024	]
[76]	[3.76820	]
[77]	[4.18587	]
[78]	[4.67661	]
[79]	[5.24717	]
[80]	[5.87410	]

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the death benefit provided under the Section 7702 Minimum Death Benefit (see the “Death Proceeds” section of this policy for further information).

INSURED’S ATTAINED AGE	FACTOR		INSURED’S ATTAINED AGE		FACTOR
[35]	[2.50	]	[75	]	[1.05	]
[36]	[2.50	]	[76	]	[1.05	]
[37]	[2.50	]	[77	]	[1.05	]
[38]	[2.50	]	[78	]	[1.05	]
[39]	[2.50	]	[79	]	[1.05	]
[40]	[2.50	]	[80	]	[1.05	]
[41]	[2.43	]	[81	]	[1.05	]
[42]	[2.36	]	[82	]	[1.05	]
[43]	[2.29	]	[83	]	[1.05	]
[44]	[2.22	]	[84	]	[1.05	]
[45]	[2.15	]	[85	]	[1.05	]
[46]	[2.09	]	[86	]	[1.05	]
[47]	[2.03	]	[87	]	[1.05	]
[48]	[1.97	]	[88	]	[1.05	]
[49]	[1.91	]	[89	]	[1.05	]
[50]	[1.85	]	[90	]	[1.05	]
[51]	[1.78	]	[91	]	[1.04	]
[52]	[1.71	]	[92	]	[1.03	]
[53]	[1.64	]	[93	]	[1.02	]
[54]	[1.57	]	[94	]	[1.01	]
[55]	[1.50	]	[95	]	[1.00	]
[56]	[1.46	]	[96	]	[1.00	]
[57]	[1.42	]	[97	]	[1.00	]
[58]	[1.38	]	[98	]	[1.00	]
[59]	[1.34	]	[99	]	[1.00	]
			[100	] +	1.00
[60]	[1.30	]
[61]	[1.28	]
[62]	[1.26	]
[63]	[1.24	]
[64]	[1.22	]
[65]	[1.20	]
[66]	[1.19	]
[67]	[1.18	]
[68]	[1.17	]
[69]	[1.16	]
[70]	[1.15	]
[71]	[1.13	]
[72]	[1.11	]
[73]	[1.09	]
[74]	[1.07	]

Page 4.1

WE & YOU

In this policy, the words “we”, “our” or “us” refer to The Guardian Insurance & Annuity Company, Inc. and the words “you” or “your” refer to the Owner of this policy.

When you write to us, please include the policy number, the Insured’s full name, and your current address.

CONTENTS

SECTION	PROVISIONS	PAGE
	POLICY DATA PAGES	x
ONE	DEFINITIONS	x
TWO	DEATH PROCEEDS	x
THREE	CHANGING THE FACE AMOUNT	x
FOUR	OWNER AND BENEFICIARY	x
FIVE	PREMIUMS, LAPSE AND REINSTATEMENT	x
SIX	ALLOCATIONS AND TRANSFERS	x
SEVEN	SEPARATE ACCOUNT	x
EIGHT	FIXED-RATE OPTION	x
NINE	INDEXED ACCOUNT	x
TEN	POLICY ACCOUNT VALUE	x
ELEVEN	PARTIAL WITHDRAWALS AND SURRENDERS	x
TWELVE	POLICY LOANS	x
THIRTEEN	EXCHANGE OF POLICY	x
FOURTEEN	PAYMENT OPTIONS	x
FIFTEEN	GENERAL PROVISIONS	x

APPLICATION—Attached to the Policy

RIDERS OR ENDORSEMENTS

(IF ANY)—Attached to the Policy

1. DEFINITIONS

Certain important terms used in this policy are defined below. Additional terms, not explained here, are defined in other parts of this policy.

Additional Sum Insured	The Additional Sum Insured, if elected, is additional insurance coverage which provides a death benefit to the Policy Anniversary on which the insured is Attained Age 100. The initial Additional Sum Insured is shown on the Policy Data page.

Allocation Options	The Allocation Options consist of the Variable Investment Options, Indexed Account, and the Fixed-Rate Option.

Attained Age	The insured’s Issue Age as shown on the Policy Data page, plus the number of policy years completed since the Policy Date.

Basic Policy	This policy, including any attached endorsements and applications, but excluding any additional benefit riders.

Basic Sum Insured	The Basic Sum Insured is the Basic Policy Face Amount payable upon the death of the insured, if the policy is in force on that date. The Basic Sum Insured is shown on the Policy Data page.

Business Day	Each day that GIAC processes transactions, currently including each day that the New York Stock Exchange or its successor is open for trading and GIAC is open for business. GIAC’s close of business is 4:00 PM New York City time or, if earlier, the close of the New York Stock Exchange. If any transaction or event occurs or is scheduled to occur on a day that is not a Business Day, or if a transaction is received after GIAC’s close of business, such transaction or event will occur as of the next following Business Day unless otherwise specified.

Cash Surrender Value	The Policy Account Value less any surrender charges.

Face Amount	This is a component of the death benefit. Prior to the Policy Anniversary on which the insured is Attained Age 100, it is the sum of the current Basic Sum Insured, plus any Additional Sum Insured, plus any inforce Policy Segments. Beginning on the Policy Anniversary on which the insured is Attained Age 100, the Face Amount will be the current Basic Sum Insured plus any inforce Policy Segments in effect on the date of death of the insured.

Good Order	Notice from the party authorized to initiate a transaction under this policy in a format satisfactory to GIAC, including all information required by GIAC to process the requested transaction.

Holding Account	The account where amounts are held prior to those amounts being used to create an Indexed Segment.

Indexed Option Alternate Account	An account that is used to create a minimum guaranteed value for the Indexed Option when determining a death benefit or surrender value for this policy.

Indexed Segment	The portion of an Indexed Account that is associated with a particular Indexed Segment Start Date. A new Indexed Segment is established when an amount is transferred from the Holding Account into an Indexed Account.

Index	An external index that is used in part, in determining the amount of interest credited to an Indexed Segment. The Index is shown on the Policy Data page

Indexed Segment	A portion of the Indexed Account. An Indexed Segment is created when an amount is transferred from the Holding Account to the Indexed Account on an Indexed Segment Start Date. An Indexed Segment will have its own Indexed Segment Interest Credit.

Indexed Segment Average Monthly Balance	The amount of the Indexed Segment on which the Indexed Segment Interest Credit is based. The Indexed Segment Average Monthly Balance is equal to the average of the Indexed Segment Monthly Balances for an Indexed Segment Period.

Indexed Segment Interest Credit	The amount credited to the Policy Account Value for an Indexed Segment on a Indexed Segment Maturity Date. The Indexed Segment Interest Credit is equal to the Indexed Segment Rate of Return multiplied by the Indexed Segment Average Monthly Balance.

Indexed Segment Interest Rate Cap	This is the maximum Indexed Segment Rate of Return. We will set the Indexed Segment Interest Rate Cap for a given Indexed Segment on the Indexed Segment Start Date and it will not change for that Indexed Segment. The Indexed Segment Interest Rate Cap will never be less than the Indexed Segment Guaranteed Minimum Interest Rate Cap shown on the Policy Data pages.

Indexed Segment Minimum Interest Rate	This is the minimum Indexed Segment Rate of Return. We will set the Indexed Segment Minimum Interest Rate for a given Indexed Segment on the Indexed Segment Start Date and it will not change for that Indexed Segment. The Indexed Segment Interest Rate will never be less than the Indexed Segment Guaranteed Minimum Interest Rate shown on the Policy Data page.

Indexed Segment Monthly Balance	The monthly value of an Indexed Segment on the 20th day of the month. Any partial withdrawal, loan or transfer processed during an Indexed Segment Period will reduce the Indexed Segment Monthly Balance for all prior Indexed Segment Monthly Balances for the Indexed Segment Period by the amount that the transaction reduced the Indexed Segment.

Indexed Segment Period	Indexed Segment Start Date to the Indexed Segment Maturity Date

Indexed Segment Rate of Return	The rate used in the determination of the Indexed Segment Interest Credit. It reflects the growth in the Index during an Indexed Segment Period, subject to the Indexed Segment Interest Rate Cap and Indexed Segment Minimum Interest Rate.

Initial Face Amount	The Face Amount on this policy’s Issue Date.

Internal Revenue Code	The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit	A unit of measure used to determine the value attributable to a Variable Investment Option.

Issue Age	The insured’s age on the birthday nearest the Policy Date. The Issue Age is shown on the Policy Data page.

Issue Date	The date this policy is issued at the Customer Service Office. The Issue Date is shown on the Policy Data page.

Loan Account	An account to which values from the Variable Investment Options, Indexed Option and the Fixed-Rate Option are transferred when a Standard Loan is taken. The Loan Account is equal to the Loan Amount for a Standard Loan plus interest credited to that Loan Amount since the last Policy Anniversary.

Loan Amount	Loan Amount is the sum of any amounts borrowed plus any capitalized loan interest less any loan repayments.

Minimum Monthly Premium	If this policy has a No-Lapse Guarantee provision (as indicated on page 3), the Minimum Monthly Premium is the amount used in the No-Lapse Guarantee Condition calculation.

Monthly Deductions	The total of the charges due and payable on each Monthly Processing Date.

Monthly Processing Date	The day of each policy month on which the Monthly Deductions are deducted from the Policy Account Value and any Indexed Option Alternate Account and certain policy benefits and values are calculated. The Monthly Processing Date is the same date of each calendar month as the Policy Date, or the last day of a calendar month, if earlier. If such calendar day is not a Business Day, the Monthly Processing Date will be the next following Business Day.

Net Amount at Risk

The amount calculated as the net amount at risk death benefit less the Policy Account Value. The net amount at risk death benefit is the greater of:

•   the Face Amount plus the Policy Account Value if Death Benefit Option 2 is in effect or plus the Net Accumulated Premiums if Death Benefit Option 3 is in effect; and

•   Policy Account Value multiplied by the factor for the appropriate Attained Age shown in the Table of Death Benefit Factors on the Policy Data pages.

A separate Net Amount at Risk is determined for the Basic Sum Insured, Additional Sum Insured and for each Policy Segment. The Net Amount at Risk for any Policy Segment can never be less than zero.

Net Cash Surrender Value	The Cash Surrender Value less any Policy Debt.

Net Accumulated Premiums	For Death Benefit Option 3, the sum of premiums paid less the sum of adjusted partial withdrawals taken to date. An adjusted partial withdrawal is the partial withdrawal reduced by the portion that exceeds the Net Accumulated Premiums on the date of the partial withdrawal.

Net Premium	The portion of a premium payment that is applied to the Variable Investment Options, Indexed Account or the Fixed-Rate Option. We deduct a premium charge based on the percentages shown on the Policy Data pages from each premium payment before allocation.

Participation Rate	This is the percentage of the Indexed Segment Interest Rate that is used to calculate the Indexed Segment Rate of Return. The Participation rate is shown on the Policy Data page.

Planned Premium	The premium you designate in the application. The amount or mode of the Planned Premium may be changed if we receive your signed written request for such change in Good Order at the Customer Service Office.

Policy Account Value	The sum of the values of the Variable Investment Options, the Indexed Option, the Fixed-Rate Option and the Loan Account. The unloaned Policy Account Value is the Policy Account Value less the Loan Account (or the Loan Amount for any Indexed Loan). In this policy, the Policy Account Value on a Monthly Processing Date is the value after the subtraction of the Monthly Deductions due on that date, unless specified otherwise.

Policy Anniversary	The same date of each calendar year as the Policy Date.

Policy Date	The Policy Date is shown on the Policy Data page. Policy months, policy years and Policy Anniversaries are measured from the Policy Date. This date also determines the insured’s Issue Age.

Policy Debt	The Loan Amount, plus accrued and unpaid loan interest.

Policy Segment	The additional coverage provided by an increase in the Face Amount. Each Policy Segment has its own underwriting class and charge structure as described in the “Increases in Face Amount” provision.

Section 7702	The section of the Internal Revenue Code which defines life insurance.

Target Premium	An amount we use to determine premium charges. The Target Premium for the Initial Face Amount is shown on the Policy Data pages.

Unit Value	The value of an Investment Unit.

Variable Investment Options	The investment divisions of The Guardian Separate Account N (Account N).

2. DEATH PROCEEDS

Death Proceeds

The death proceeds become payable to the beneficiary upon our receipt at the Customer Service Office of due proof in Good Order that the insured died while this policy was in force. The death proceeds payable are the sum of the following:

•	the amount of death benefit as calculated on the date of the insured’s death provided under the Death Benefit Option then in force (see the “Death Benefit Options” provision below); and

•	any insurance on the insured’s life provided by additional benefit riders;

less, as of the date of the insured’s death:

•	any Policy Debt; and

•	the lesser of:

•	an amount to bring the Policy Account Value less Policy Debt up to zero, if such amount is less than zero as of the date of death;

•	any deficiency in the No-Lapse Guarantee Condition if this policy is within the No-Lapse Guarantee period (see the “No Lapse Guarantee” provision); or

•	any deficiency in the Guaranteed Coverage Requirement for the Guaranteed Coverage Rider if such rider is in effect under the policy.

Payment of death proceeds will earn interest from the date of death to the date proceeds are paid at a rate not less than the rate shown in Option 1 of the Payment Options provision. Additional interest at a rate of 10% annually will be paid to the date the claim is paid, beginning on the date that is 31 calendar days from the latest of the following:

•	The date that we receive due proof of death;

•	The date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

•

The date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy a state and federal reporting requirements.

Death Benefit Options

The owner elects the Death Benefit Option in the application.

Option 1 (Level): The amount of death benefit provided under this option on any date is the greatest of:

•	the Face Amount; or

•

the minimum death benefit required under Section 7702 as calculated on the Monthly Processing Date preceding the date of death, less any partial withdrawals that may have occurred after that Monthly Processing Date; or

•	the minimum death benefit required under Section 7702, as calculated as of the date of death.

Option 2 (Increasing): The amount of death benefit provided under this option on any date is the greatest of:

•	the Face Amount plus the Policy Account Value, if positive; or

•

the minimum death benefit required under Section 7702 as calculated on the Monthly Processing Date preceding the date of death, less any partial withdrawals that may have occurred after that Monthly Processing Date; or

•	the minimum death benefit required under Section 7702, as calculated as of the date of death.

Option 3 (Return of Premium): The amount of death benefit provided under this option on any date is the greatest of:

•	The Face Amount plus the Net Accumulated Premiums; or

•

the minimum death benefit required under Section 7702 as calculated on the Monthly Processing Date preceding the date of death, less any partial withdrawals that may have occurred after that Monthly Processing Date; or

•	the minimum death benefit required under Section 7702, as calculated as of the date of death.

Maturity Benefit

The Maturity Date is the Policy Anniversary on which the insured is Attained Age 121. If the insured is living on the Maturity Date, and the Policy Account Value less any Policy Debt is greater than zero, the policy will remain in force past the Maturity Date unless the policy is then surrendered. If the policy continues, then beginning on this date:

•	no further monthly deductions will be made from the Policy Account Value;

•	no further premiums will be accepted

•	no partial withdrawals will be allowed but you can surrender the policy, subject to the terms of the “Partial Withdrawals and Surrender” provision;

•

All unloaned Policy Account Value is transferred to the Fixed-Rate Option. If the amount in the Indexed Option is less than the amount in the Indexed Option Alternate Account, the difference will also be applied to the Fixed Rate Option.

•	If Option 2 or 3 is in effect at that time, it will be automatically changed to Option 1 following the rules described in the Changing the Death Benefit Option provision.

After the Maturity Date, this policy may not qualify as life insurance. It may be subject to adverse tax consequences and a tax advisor should be consulted before choosing to continue the policy.

Section 7702 Minimum Death Benefit

The amount of death benefit will always equal or exceed the minimum death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test under Section 7702, as elected in the application. Once the policy is issued, this election may not be changed. The test which applies to this policy is shown on the Policy Data pages.

The minimum death benefit required under Section 7702 on any date is the Policy Account Value on that date multiplied by the factor for the appropriate Attained Age shown in the Table of Death Benefit Factors on the Policy Data pages. For purposes of calculating the minimum death benefit, if the amount in the Indexed Option Alternate Account is greater than the amount allocated to the Indexed Option, the Policy Account Value should be increased by the difference between the Indexed Option Alternate Account and the Indexed Option.

Changing the Death Benefit Option

Subject to the rules stated below and while the insured is living, you may change the Death Benefit Option of this policy on or after the first Policy Anniversary. We must receive your signed written request for the change in Good Order at the Customer Service Office. No evidence of insurability will be required. Any such change will become effective on the Monthly Processing Date that is on or next follows the date of receipt of the request.

The Death Benefit Option may not be changed if Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider. In addition, if this policy contains a Policy Continuation Rider, and you elect to exercise the benefit provided under such rider, we will change the Death Benefit Option to Option 1 and no subsequent changes will be permitted.

Changing from Option 2 to Option 1: When we make this change, the Face Amount of the policy will be increased by the amount of the Policy Account Value as of the effective date of the change. The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change. This increase in Face Amount will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased.

Changing from Option 3 to Option 1: When we make this change, the Face Amount will be increased by the amount of the Net Accumulated Premiums as of the effective date of the change. The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change. This increase in Face Amount will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased.

Other than the option changes noted above, no other option changes are allowed.

3. CHANGING THE FACE AMOUNT

Increases in Face Amount

You may request an increase in the Face Amount on a Policy Anniversary prior to the insured’s Attained Age 71

To process an increase in the Face Amount, we require that:

•	your signed written request for the increase is received in Good Order at the Customer Service Office at least 30 days before a Policy Anniversary; and

•	the insured provides evidence of insurability satisfactory to us; and

•	the minimum Face Amount increase is at least $25,000.

The issue age for an increase in face amount will be the insured’s Attained Age under the policy at the time the increase takes effect.

If a request to increase the Face Amount is approved, the increase will take effect on the Policy Anniversary next following our receipt of the request, provided that the insured is living on that date. Any Face Amount increase, with the exception of an increase that results from a change in Death Benefit Option, will be treated as a separate Policy Segment. Each Policy Segment will have its own:

•	underwriting class;

•	cost of insurance rates;

•	surrender charges;

•	administrative charges;

•	Target Premiums; and

•	Minimum Monthly Premium.

Premium charges will be affected by Policy Segments (see the “Determination of Premium Charges” provision). We will send you revised Policy Data pages reflecting any changes resulting from an increase in Face Amount. We will not permit an increase in Face Amount if the Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider.

Decreases in Face Amount

You may request a decrease in the Face Amount at any time. We must receive your signed written request for the decrease in Good Order at the Customer Service Office. To process a decrease in the Face Amount, we require that:

•	the insured is living on the date the decrease will take effect;

•	the amount of the decrease is at least $5,000; and

•	the reduced Face Amount is not less than the Minimum Face Amount shown on the Policy Data page.

The decrease will take effect on the Monthly Processing Date that is on or next follows the date we receive a request to decrease the Face Amount that meets all of the above requirements. A decrease is applied:

•

first, to reduce the amount provided by each Policy Segment that resulted from any prior Face Amount increases, in the reverse order in which these increases were made, beginning with the most recent Policy Segment;

•	next, to reduce the Additional Sum Insured portion of the Initial Face Amount;

•	finally, to reduce the Basic Sum Insured portion of the Initial Face Amount.

We will send you revised Policy Data pages reflecting any changes Resulting from a decrease in Face Amount.

The policy’s Face Amount may also be decreased in conjunction with your request to make a partial withdrawal. This type of decrease will be treated the same as any other decrease, except that the $5,000 minimum does not apply.

We will not permit a decrease in Face Amount if the Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider.

4. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in our records. While the insured is living and subject to any assignment on file with us, the owner alone has the right to receive all benefits and exercise all rights this policy grants or we allow.

Successor Owner

A numbered sequence may be used to name successor owners. If the owner dies, ownership passes to the next designated successor owner then living. If none is then living, ownership passes to the owner’s estate. No successor owner is permitted when the insured and the owner are the same person.

Joint Owner

If more than one person is named as owner with no numbered sequence or the same number sequence (as described in “Successor Owner” above), they are joint owners. Except for transfers, any request for a policy transaction or change must be signed by all of the joint owners named in our records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally. When the last joint owner dies, ownership passes to that person’s estate, unless otherwise provided.

Beneficiary

The beneficiary is named in the application or in any later change shown in our records. We will pay the death proceeds to the beneficiary, subject to the terms of the “Death Proceeds” provision. Unless otherwise provided, in order to receive proceeds at the insured’s death, a beneficiary must be living on the earlier of:

•	the date we receive due proof of the insured’s death in Good Order at the Customer Service Office; or

•	the 15th day after the insured’s death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner’s estate is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases the insured will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases the insured, the beneficiary of that share will be the owner or the owner’s estate.

Change of Owner or Beneficiary

You may change the owner of this policy or a beneficiary by your signed written request in Good Order. Unless otherwise specified by the owner, the change will take effect as of the date the request is signed, whether or not the insured is living when we receive the request at the Customer Service Office. However, the change will not apply to any payments we made or actions we took on or before the date we receive the request.

Assignment

We will not be bound by any assignment unless the original, or a copy, is filed at the Customer Service Office in Good Order. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in “The Contract” provision of this policy, will be subject to the assignment.

We will rely solely on the assignee’s statement as to the amount of the assignee’s interest. We will not be responsible for the validity of any assignment. Unless otherwise specified by the owner, the assignee may exercise all rights this policy grants except: the right to change the owner or beneficiary, the right to elect a Payment Option, and the right to allocate or transfer amounts among the Variable Investment Options, Indexed Account and the Fixed-Rate Option.

Assignments are subject to all payments we made or actions we took on or before the date we receive the assignment in Good Order at the Customer Service Office.

5. PREMIUMS, LAPSE AND REINSTATEMENT

Premium Payment

The first premium is due on the Issue Date. This premium must be at least equal to the Minimum Premium to Issue Policy, which is shown on the Policy Data page. If this policy is backdated, then the first premium must also be enough to cover Monthly Deductions due between the Policy Date and the Issue Date. This policy is in force when the first premium is paid, but not before the Issue Date. After the first premium, all other premiums are payable only at the Customer Service Office. Upon request, we will give you a receipt signed by one of our officers.

A Planned Premium was selected when this policy was applied for. We will send reminder notices for the Planned Premium annually, semi-annually, or quarterly as requested. However, no premium needs to be paid as long as the Policy Account Value less any Policy Debt is greater than or equal to zero.

The minimum premium payment we will accept is $100 unless we have authorized payment under a pre-authorized check plan. The minimum premium payment we will accept under a pre-authorized check plan is $25.

All premiums are subject to our premium limitations.

Premium Limitations

The Guideline Premium Test under Section 7702 of the Internal Revenue Code (“Section 7702”) limits the relationship of premiums to death benefit in order for this policy to qualify as life insurance. If you elect the Guideline Premium Test as the method for testing Section 7702 compliance, we will refund to you any portion of a premium payment which violates Section 7702 limits with interest at an annual rate of 6% within 60 days of receipt of such premium.

If you elect the Cash Value Accumulation Test as the method for testing Section 7702 compliance, we will accept any payment that would not result in an increase in the death proceeds as a result of Section 7702. If a premium would cause such an increase, we will accept the payment as long as the cumulative payments in the policy year in which the payment is received do not exceed 300% of the Target Premium. We will refund to you any portion of a premium payment that violates these rules. However, such premium may be accepted if satisfactory evidence of insurability of the insured is provided to us. In this case, the premium will be applied to the policy once the underwriting process is complete.

Crediting Payments

When a payment is received at the Customer Service Office without being identified as a premium payment, such payment will be applied first, to repay any Policy Debt, and then, as a premium payment. Any payment received during the grace period whether or not it is identified as a premium payment, will be treated first, to repay and Policy Debt, and then as a premium payment. Premium payments received in accordance with the Premium Limitations provision above will be credited as of the Business Day of receipt in Good Order at the Customer Service Office.

Determination of Premium Charges

A premium charge is a charge that is deducted from premium payments before they are credited to the policy. We determine the premium charges based on:

•	The premium charge percentages shown on the Policy Data page;

•	The Target Premiums associated with the Initial Face Amount and any Policy Segments; and

•	Our method of assigning premium payments to the Initial Face Amount and any Policy Segments.

If the Face Amount of this policy is increased and a new Policy Segment is created, there will be a Target Premium associated with that Policy Segment. The new Policy Data pages we provide you when you increase the Face Amount will show the Target Premium associated with the new Policy Segment.

For the purpose of determining the appropriate premium charge, each premium payment we receive is assigned to the Initial Face Amount and each successive Policy Segment according to the Target Premium for each of these coverages and the effective date of each of these coverages. Premiums are first assigned to the Initial Face Amount up to the amount of the Target Premium for the Initial Face Amount. Any excess premium is assigned to the oldest Policy Segment up to the amount of its Target Premium, and then to successive Policy Segments, from oldest to most recent, according to the Target Premiums for each Policy Segment. Once premium payments have been fully assigned to the total Target Premium for the entire policy, then subsequent premiums received will be treated as a payment above Target and will have a lower premium load. Premiums considered to be above Target will be applied proportionately among the Initial Face Amount and each Policy Segment based on the Target Premiums for each of these coverages. However, in assigning premiums, the amount assigned is reset to zero on each Policy Anniversary for the Initial Face Amount, and the amount assigned to each Policy Segment is reset to zero on each anniversary of the effective dates for each of these Policy Segments.

Continuation of Insurance

On each Monthly Processing Date, Monthly Deductions are subtracted from the Policy Account Value. Except as may be provided in the “No-Lapse Guarantee Period” provision of this policy, or any attached “Guaranteed Coverage Rider”, this policy may lapse if the Policy Account Value, after subtracting these charges, minus the Policy Debt is less than zero.

Grace Period

We allow a grace period of 61 days after any Monthly Processing Date on which the Policy Account Value, after subtracting the Monthly Deductions, minus any Policy Debt is less than zero. During the grace period, the policy remains in force. During the grace period, in order to prevent your policy from lapsing, you must make a premium payment such that the Policy Account Value less Policy Debt is greater than or equal to zero. Before applying this payment to the policy, we will deduct any Monthly Deductions that are due but were unpaid because the Policy Account Value was insufficient to cover such charges. If you do not make such a premium payment by the end of the 61-day grace period, this policy will lapse.

While the policy is in the grace period, we will mail you a notice, at least 30 days before the end of the grace period, to notify you that the policy is in danger of lapsing. This notice will be mailed to the last known address for the policyowner (and any assignee) on our records.

See the “No-Lapse Guarantee Period” provision of this policy and any attached “Guaranteed Coverage Rider” for special rules regarding policy lapse when either of those benefits applies.

No Lapse Guarantee Period

This policy may provide a No-Lapse Guarantee Period, if indicated on the Policy Data page. If such a benefit applies, the benefit begins on the Policy Date and ends at the end of the No-Lapse Guarantee Period shown on the Policy Data page. During the No-Lapse Guarantee Period, we guarantee that this policy (including any riders) will not lapse even if the Policy Account Value less Policy Debt is less than zero on a Monthly Processing Date, if the No-Lapse Guarantee Condition is met on such Date.

No Lapse Guarantee Condition

The No Lapse Guarantee Condition on any Monthly Processing Date is met if (a) is equal to or greater than (b) where:

(a)	is the sum of all premium payments made under this policy:
•	plus amounts applied under any Disability Benefit Rider attached to this policy; less

•	any existing Policy Debt; and less

•	any previous partial withdrawals; and
(b)	is the sum of the Minimum Monthly Premiums for all previous policy months, including the Premium for the current Monthly Processing Date. The Minimum Monthly Premium is shown on the Policy Data pages. This sum is reduced by the Minimum Monthly Premiums for any period that Monthly Deductions were waived under any Waiver of Monthly Deductions Rider attached to this policy.

During the No-Lapse Guarantee Period, if the Policy Account Value less Policy Debt on a Monthly Processing Date is less than zero, we will check the No-Lapse Guarantee Condition. If this condition has been met as of that date, this policy will not enter the grace period and any Monthly Deductions that were due and unpaid will be waived). If the No-Lapse Guarantee Condition is not met, and the Policy Account Value is less than zero on that date, then the grace period will begin on that date. In this case, the required payment to prevent the policy from lapsing is the lesser of:

•	The payment described in the “Grace Period” provision; or

•	The amount necessary to satisfy the No-Lapse Guarantee Condition.

Reinstatement

If this policy lapses, it may be eligible for reinstatement within 5 years after the date of lapse. The reinstatement will not take effect until we approve the application for reinstatement, and receive payment of all amounts due as described below.

The requirements for reinstatement are:

•	Signed written application received at our Customer Service Office in Good Order;

•	Evidence of insurability satisfactory to us;

•	The insured must be living on the date the reinstatement takes effect;

•

Payment or reinstatement of any outstanding Policy Debt. Policy Debt will grow at the maximum policy loan interest rate (for an Indexed Loan the rate of interest will be 3%) from the date of lapse to the date of reinstatement (see the “Policy Loans” provision). For Standard Loans, we will also credit interest to the Loan Account at the minimum interest rate described in the Loan Account provision. In the case of an Indexed Loan, we will also credit interest to the Holding Account and Indexed Option Alternate Account at their respective minimum interest rates;

•	Payment of any Monthly Deductions which were due through the end of the policy’s grace period, but uncollected;

•	Payment of the difference between the surrender charge in effect at the time the policy lapsed and the surrender charge in effect on the date of reinstatement.

•

A premium payment of an amount equal (after deduction of premium charges) to 3 times the Monthly Deduction that was due on the Monthly Processing Date that was on or immediately preceded the date of lapse. In calculating the premium charge, we will use the percentage for the appropriate policy year that applies to payments made up to the Target Premium as shown on the Policy Data page.

The date of reinstatement will be the Monthly Processing Date on or after the date we approve the reinstatement. Charges for the policy after reinstatement will be based on the Attained Age at the time of reinstatement and the duration from original issue of the policy. The Policy Account Value upon reinstatement will be the Policy Account Value in effect at the time of lapse, plus the premium payment described above after the deduction of the premium charge. The value in the Indexed Option Alternate Account, if any, will be set to the amount it was on the date of lapse less the portion of the Indexed Option Alternate Account that was paid to the owner when the policy lapsed accumulated at 2% interest.

We will not reinstate this policy if it was previously surrendered for its Net Cash Surrender Value. If this policy lapses and is subsequently reinstated, the right to exchange this policy, as described in the “Exchange of Policy” provision, will be suspended for one year from the date of reinstatement. In addition, if this policy lapsed during the No-Lapse Guarantee Period, if applicable, and is subsequently reinstated, the No Lapse Guarantee benefit will not be reinstated.

6. ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

On the Issue Date, we will allocate any Net Premiums received prior to the Issue Date to the Allocation Options in accordance with your premium allocation percentages then in effect. The allocation percentages in effect on the Issue Date are those designated in the application; they are also shown on the Policy Data pages.

You may subsequently change your premium allocation percentages for future premiums by sending us your signed written request in Good Order. Any allocation change will only apply to premiums received on or after the Business Day on which your request was received at our Customer Service Office. All allocation percentages must be in whole numbers; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

Transfers

The owner may transfer all or a portion of the unloaned Policy Account Value among the Variable Investment Options, the Indexed Account and the Fixed-Rate Option, subject to the conditions described below.

•	We must receive your proper request for transfer in Good Order at the Customer Service Office.

•	The minimum amount which may be transferred is the lesser of the amount shown on the Policy Data pages, or the entire value of that option.

•

We reserve the right to assess a charge for each transfer, after the twelfth transfer in a policy year. The amount of the transfer charge is shown on the Policy Data pages. If such charge is assessed, we will deduct the transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.

We also reserve the right, in our reasonable discretion, to limit, modify, restrict, suspend or eliminate an owner’s right to make transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Variable Investment Options and could include, but is not limited to:

•	Requiring the owner’s transfer requests to be made through the U.S. Postal Service or otherwise restricting electronic or telephonic transaction privileges;

•

Refusing or otherwise restricting any transfer request by an owner which we believe alone or with a group of transfer requests may have a detrimental effect on Account N or the underlying Variable Investment Options; or if we are informed by any registered investment company of a Variable Investment Option that the purchase or redemption of shares to execute a transfer request would have a detrimental effect on the applicable Variable Investment Option(s).

Frequency of Transfers and Effective Dates

We reserve the right to limit transfers among the Variable Investment Options, Indexed Option or into the Fixed-Rate Option to once every 30 days. Any transfer among the Variable Investment Options and the Indexed Option or into the Fixed-Rate Option will be effective as of the close of the Business Day on which we receive the request in Good Order at the Customer Service Office.

We allow transfers from the Fixed-Rate Option into one or more of the Variable Investment Options or Indexed Account only once each year, on or within 30 days before or after a Policy Anniversary. The maximum amount that may be transferred from the Fixed-Rate Option each policy year is the greater of: (a) 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary; or (b) $2,500.

Transfers from the Fixed-Rate Option will be effective:

•	as of the Policy Anniversary, if we receive your transfer request at the Customer Service Office on or within 30 days prior to that Anniversary; or

•	as of the close of the Business Day on which we receive your transfer request at the Customer Service Office, if such request is received within 30 days after a Policy Anniversary.

We will not process any request for transfer from the Fixed-Rate Option that is received on any other date.

Dollar Cost Averaging Transfer Option

You may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to the DCA Transfer VIO shown on the Policy Data page. We may change the DCA Transfer VIO. If we do so we will provide notice of such change to you.

Under this option, an amount that you specify will be automatically transferred from the DCA Transfer VIO on a Monthly Processing Date and into one or more of the other Allocation Options, as elected by you. The minimum amount that may be transferred into each option is $100 per transfer.

We must receive your signed written election of this option in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which such monthly transfers are to begin.

The Dollar Cost Averaging Transfer Option will terminate:

•

when we receive your signed written request for cancellation in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which a transfer would normally occur; or

•

if the portion of the Policy Account Value attributable to the DCA Transfer VIO is less than the amount designated for transfer on a Monthly Processing Date. In this event, we will automatically transfer the portion of the Policy Account Value remaining in The DCA Transfer VIO on a pro-rata basis into the other Variable Investment Options, Indexed Account or into the Fixed-Rate Option, in accordance with your then current Dollar Cost Averaging transfer instructions.

You may change the transfer instructions under this option or reinstate this option if it has terminated. We must receive your signed written request in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which such change or reinstatement is to take effect.

7. THE SEPARATE ACCOUNT

The Guardian Separate Account

The Variable Investment Options under this policy are funded by The Guardian Separate Account N (Account N). Account N is a separate investment account established by The Guardian Insurance & Annuity Company, Inc. (GIAC) under the laws of the state of Delaware. Account N is subject to the laws of the jurisdiction in which this policy is issued. Account N is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account N is treated as a division of GIAC and is used to provide values and benefits for variable life insurance policies only. We own the assets in Account N. The assets in Account N are kept separate from our general account and our other separate accounts.

Assets equal to the reserves and contract liabilities of Account N will not be charged with liabilities that arise from any other business we may conduct. We may transfer assets in excess of the reserves and contract liabilities of Account N to our general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account N are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account N’s other Variable Investment Options or in our general account, or other separate accounts. The valuation of all assets in Account N will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account N consists of a number of investment divisions or Variable Investment Options. Each investment division of Account N invests in shares of a registered investment company. Such a company may include a mutual fund or a separate portfolio of a mutual fund, each of which is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account N as it relates to this policy. Each underlying investment company is more fully described in a separate prospectus. Any investment adviser’s fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

We reserve the right to take certain actions which we deem necessary to serve the best interests of the owner and beneficiary, and appropriate to carry out the purposes of this policy.

We will exercise our reserved rights only when permitted by applicable law. When required by law, we will obtain your approval, as well as approval by the SEC and any appropriate regulatory authority. Examples of the actions we may take include:

•	deregistering Account N under the 1940 Act;

•	operating Account N in any form permitted under the 1940 Act, or in any other form permitted by law;

•	taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

•	transferring any assets in an investment division into another investment division, or into one or more separate accounts, or into our general account;

•	adding, combining or removing investment divisions in Account N;

•

substituting, for the policy account values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another investment company or any other investment permitted by law;

•	changing the way we deduct or collect charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;

•	modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;

•

modifying, adding to, eliminating, or suspending the owner’s ability to allocate Net Premiums or transfer unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option;

•	making any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

We will notify you if any of these changes result in a material change in the underlying investments of an investment division of Account N to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

If you object to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then we will transfer that value into another investment division, or the Fixed-Rate Option. To effect such transfer, we must receive your signed written request in Good Order at the Customer Service Office within 60 days of the postmarked notice of material change. We will not deduct a transfer charge for this transaction.

8. THE FIXED-RATE OPTION

The Fixed-Rate Option is part of assets held in our general account. You may allocate all or part of any Net Premium to the Fixed-Rate Option. You may also transfer all or part of the Policy Account Value attributable to the Variable Investment Options or Indexed Option into the Fixed-Rate Option, subject to the “Allocations and Transfers” Section of this policy.

We will credit interest on all amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 2% and will be credited to the Fixed-Rate Option whenever a financial transaction takes place under the policy. We may declare interest rates greater than 2% at our discretion. If a new interest rate is declared, it will apply to all funds in the Fixed-Rate Option from the date of declaration to the date the rate is changed again.

The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. We will provide the interest rate in effect on any other date upon request.

9. INDEXED OPTION

The Indexed Option consists of the Holding Account and any Indexed Segments associated with the Indexed Account shown on the Policy Data Page. Any amounts in the Indexed Option are part of the assets held in our general account.

Holding Account

Any Net Premium that you request to be allocated to the Indexed Account will first be deposited into the Holding Account. The amounts in the Holding Account will then be used to create a new Indexed Segment on the next available Indexed Segment Start Date. In order for a transfer from the Holding Account to be made, the value of the Holding Account on an Indexed Segment Start Date must be at least equal to the Indexed Segment Minimum Starting Amount. If this is the case, the amount in the Holding Account will be used to create a new Indexed Segment.

We will credit interest on all amounts held in the Holding Account. Interest will accrue daily at a minimum guaranteed effective annual rate of 2% and will be credited to the Holding Account whenever a financial transaction takes place under the policy and on an Indexed Segment Start Date immediately prior to any transfer to a new Indexed Segment. We may declare interest rates greater than 2% at our discretion. If a new interest rate is declared, it will apply to all funds in the Holding Account from the date of declaration to the date the rate is changed again.

Indexed Segments

The Indexed Account is the portion of the Indexed Option where interest is credited based in part on the performance of an external index. The external index applicable to the Indexed Account is the Index shown on the Policy Data page.

An Indexed Segment is created when an amount is transferred from the Holding Account to the Indexed Account on an Indexed Segment Start Date. An Indexed Segment will not be created if the Indexed Segment Maturity Date will be later than the Policy Anniversary on which the Attained Age of the insured is 121. The value in an Indexed Segment does not increase until the Indexed Segment Maturity Date. On the Indexed Segment Maturity Date the Indexed Segment maturity value will equal the value of the Indexed Segment on the Indexed Segment Maturity Date plus the Indexed Segment Interest Credit. If the value in an Indexed Segment goes to zero due to a partial withdrawal, a transfer or a requested policy loan prior to the end of the Indexed Segment, the Indexed Segment will end and the Indexed Segment Interest Credit will not be applied to that Indexed Segment. However, if the value in an Indexed Segment goes to zero due to the payment of Monthly Deductions or loan interest prior to the end of the Indexed Segment and the policy does not lapse, the Indexed Segment will continue with Monthly Indexed Segment Balances of zero until the Indexed Segment Maturity Date.

We may substitute an alternative Index if: (i) the calculation of an Index is substantially changed; (ii) the publication of an Index is discontinued; or (iii) at our sole discretion we determine that our use of an Index should be discontinued. If we were to substitute an alternative Index at our discretion, the new Index would only apply to new Indexed Segments. Any outstanding Indexed Segments would mature on their original Indexed Segment Maturity Dates. If an Index were to be discontinued or substantially changed, we may mature the Indexed Segments early. We would calculate the Indexed Segment Interest Credit by changing the Indexed Segment Maturity Date to the date that reflects the most recently available closing value of the Index before it was discontinued or changed.

We will notify you or any assignee on our records of any such addition or substitution, prior to our use of any additional Indexed Account or alternative Index.

Reallocation of Matured Indexed Segments

On an Indexed Segment Maturity Date, the Indexed Segment maturity value will be transferred in accordance with the allocation instructions we have on file for maturing Indexed Segments. Any amounts that are to be reallocated to an Indexed Account are first transferred to the Holding Account. If we do not have allocation instructions on file, we will allocate 100% of the Indexed Segment maturity value back into the Holding Account and a new Indexed Segment will be created on the next Indexed Segment Start Date. Any portion of the Indexed Segment maturity value that is currently being used to secure an Indexed Loan will be reallocated to the Indexed Account regardless of the allocation instructions we have on file.

Indexed Option Alternate Account

The Indexed Option Alternate Account may be used in the determination of a death benefit or upon a full surrender. If the value of the Indexed Option is less than the value of the Indexed Option Alternate Account, the difference between these 2 amounts will be included as part of the Policy Account Value when determining:

•	The amount of a minimum death benefit that is payable under this policy;

•	The amount of Net Cash Surrender Value available to you upon surrender of this policy.

The Indexed Option Alternate Account is zero on the Issue Date. It is then increased by any Net Premiums or amounts transferred to the Indexed Account. The Indexed Option Alternate Account will not be increased by any Indexed Segment Interest Credits. The Indexed Option Alternate Account is also decreased by any amounts withdrawn from the Holding Account or Indexed Segments either through the payment of a Monthly Deduction (with the exception of the Indexed Account Charge), a partial withdrawal, transfer to a Variable Investment Option or the Fixed-Rate Option, or amounts transferred to the Loan Account due to a Standard Loan.

We will credit interest on amounts in the Indexed Option Alternate Account. Interest will accrue daily at an effective annual rate of 2% and will be credited to the Indexed Option Alternate Account whenever a financial transaction takes place under the policy. Interest will not be credited when the Indexed Option Alternate Account is zero or negative.

The Indexed Option Alternate Account:

•	is not available for partial withdrawals,

•	does not affect the determination of the policy’s loan value

•	is not used to calculate the Death Benefit under Death Benefit Option 2; and

•	is not used in the policy’s net amount at risk calculation.

If this policy lapses because the Policy Account Value is insufficient to pay Monthly Deductions, the amount by which the Indexed Option Alternate Account exceeds the amount held in the Indexed Option will be paid to the Owner at the end of the Grace Period.

10. POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values of the Variable Investment Options, the Indexed Option, the Fixed-Rate Option and the Loan Account attributable to this policy. On a Monthly Processing Date, the Policy Account Value is the sum of these values after subtracting the Monthly Deductions due on that date (unless specified otherwise in this policy).

Each Variable Investment Option has Investment Units and a related Unit Value.

The portion of the Policy Account Value attributable to a Variable Investment Option equals:

•	the number of Investment Units attributable to this policy which are in that Variable Investment Option;

multiplied by:

•	the applicable Unit Value for that Variable Investment Option.

The portion of the Policy Account Value attributable to the Holding Account, Indexed Segments, Fixed-Rate Option, and the Loan Account if any, is expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and canceled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. We determine the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Unit Value for that Variable Investment Option at the close of the Business Day on which the transaction occurs.

Investment Unit Value

We determine the Unit Value for each Variable Investment Option at the close of every Business Day. The Unit Value for any Business Day is (a) multiplied by (b), where:

(a)	is the Unit Value for the Investment Unit at the close of business on the preceding Business Day; and

(b)	is the net investment factor, as described below, for the current Business Day.

Net Investment Factor

On any Business Day, the net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c) where:

(a)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the current Business Day;

(b)	is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option on the current Business Day reduced by the sum of any federal, state, or local taxes payable by GIAC and allocated by GIAC to the Variable Investment Option; and

(c)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the Business Day immediately preceding the current Business Day.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account N.

Monthly Deductions

On each Monthly Processing Date, we will deduct Monthly Deductions from the Variable Investment Options in proportion to the relative amount you have in each Variable Investment Option. We will only transfer the excess from the Indexed Option or the Fixed-Rate Option if the Monthly Deduction exceeds the Policy Account Value attributable to all Variable Investment Options. If the Monthly Deduction is in excess of the Policy Account Value attributable to the Variable Investment Options, we will then take the Monthly Deduction first from the Holding Account, then from any Indexed Segments on a last in first out basis then lastly from the Fixed-Rate Option. The Monthly Deductions for a policy month are the sum of:

•	the monthly cost of insurance charge;

•	the administrative charges;

•	the mortality and expense risk charge;

•	the indexed account charge; and

•	the monthly costs for any riders.

The Monthly Deductions are calculated after we process any other requested transactions on the policy, such as premium payments, loan repayments, withdrawals, transfers, face amount changes, and changes in death benefit option.

Monthly Cost of Insurance

The monthly cost of insurance charge on each Monthly Processing Date equals the sum of the products of (a) and (b), where:

(a)	is the applicable cost of insurance rate in effect on that Monthly Processing Date; and

(b)	is the applicable Net Amount at Risk on the Monthly Processing Date, divided by 1,000.

(a) and (b) are determined separately for the Initial Face Amount and any Policy Segments.

The monthly cost of insurance charge is calculated after the deduction of all other monthly policy charges listed above and all monthly rider charges, with the exception of any Waiver of Monthly Deductions rider attached to this policy.

When the Net Amount at Risk is determined, the Policy Account Value will be allocated first to the Basic Sum Insured for the Initial Face Amount. Any excess will then be allocated to any Additional Sum Insured component of the Initial Face Amount. Any remaining Policy Account Value will then be allocated to each Policy Segment, from oldest to most recent. If the death benefit is increased due to the operation of death benefit Option 2 or 3, the increase will be allocated to the Basic Sum Insured. If the death benefit is further increased due to Section 7702, such increase will be allocated to the most recent Policy Segment. In allocating the Policy Account Value, we will allocate only as much as is necessary to reduce the net amount at risk for that portion of the death benefit to zero, and then allocate the remaining Policy Account Value to the next portion of the death benefit in the order provided above. We do this until the entire Policy Account Value is allocated, and then the net amount at risk and cost of insurance is calculated.

Monthly cost of insurance rates applicable to the Net Amount at Risk for the Initial Face Amount and any Policy Segments are based on the:

•	insured’s underwriting class and age on the effective date of the coverage;

•	whether the coverage is Basic Sum Insured or Additional Sum Insured;

•	current total Face Amount of the policy, including any Policy Segments;

•	sex, and;

•	Policy or Policy Segment duration.

We have the right to change the monthly cost of insurance rates. However, these rates will never exceed the maximum monthly cost of insurance rates shown in the table on the Policy Data pages for the appropriate underwriting class. Any such change will be made on a uniform basis to all policies that are issued on this form for insureds who have the same underwriting class, Age on the Policy Date or the effective date of any Policy Segment, total Face Amount, sex, and Policy or Policy Segment duration.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for mortality, expenses, persistency, federal income taxes, state or local premium taxes, and/or our investment earnings. Changes in the monthly cost of insurance rates will be determined only prospectively and will not be made because of a deterioration in the insured’s health. Changes will not be made in order to recoup any prior losses or distribute prior gains. Any change in cost of insurance rates will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Administrative Charge

The Monthly Deductions on each Monthly Processing Date includes the administrative charges described on the Policy Data pages. The administrative charges are not affected by subsequent decreases in Face Amount or by Death Benefit Option changes. The charge is guaranteed never to exceed a maximum monthly rate as specified on the Policy Data pages.

Indexed Account Charge

The Indexed Account Charge is based on the Policy Account Value allocated to the Indexed Segments on the Monthly Processing Date before any other Monthly Deductions are subtracted. The charge is guaranteed never to exceed a maximum monthly rate as specified on the Policy Data pages.

Mortality and Expense Risk Charge

The mortality and expense risk charge is based on the Policy Account Value allocated to the Variable Investment Options on the Monthly Processing Date before any other Monthly Deductions are subtracted. The charge is guaranteed never to exceed a maximum monthly rate as specified on the Policy Data pages.

11. PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

At any time while the insured is living and while this policy is in force, you may request a partial withdrawal from the Net Cash Surrender Value, subject to the conditions described below. All partial withdrawals will reduce the Policy Account Value by the amount of the partial withdrawal. Depending on the Death Benefit Option in effect, all or part of the partial withdrawal may also reduce the Face Amount of the policy, as described below.

The conditions for taking a partial withdrawal are as follows:

•	we must receive your signed written request in Good Order at the Customer Service Office;

•	the withdrawal must be at least equal to the minimum partial withdrawal amount shown on the Policy Data page;

•	if Death Benefit Option 1 or Option 3 is in effect, the Face Amount remaining after any reduction, as specified below, may not be less than the Minimum Face Amount shown on the Policy Data pages; and

•	the Net Cash Surrender Value after a partial withdrawal must be at least equal to 3 times the most recent Monthly Deductions.

A partial withdrawal will take effect as of the Business Day on which we receive your signed written request in Good Order for the withdrawal. In processing the partial withdrawal and in determining what part of the Face Amount, if any, must be reduced due to the withdrawal request, we will use values as of the close of that Business Day.

For Death Benefit Option 1, we will reduce the Face Amount by the amount of the partial withdrawal minus the amount by which (a) exceeds (b) where:

(a)	equals the Policy Account Value; and

(b)	equals the Face Amount, divided by the applicable Death Benefit Factor shown on the Policy Data pages.

For Death Benefit Option 2, the Face Amount will not be reduced due to a partial withdrawal.

For Death Benefit Option 3, we will reduce the Face Amount by the amount of the partial withdrawal minus the greater of:

•	the Net Accumulated Premiums; or

•	the amount by which (a) exceeds (b) where (a) is the Policy Account Value, and (b) is the Face Amount divided by the applicable Death Benefit Factor shown on the Policy Data page.

We will first deduct the amount of any partial withdrawal from the Policy Account Value attributable to the Variable Investment Options specified in your request for the partial withdrawal. We will only deduct from the Indexed Option or the Fixed Rate Option if the partial withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options. If you request a partial withdrawal without specifying the Variable Investment Options from which the withdrawal should be taken, we will process the withdrawal in proportion to the relative amount you have in each Variable Investment Option. We will only transfer the excess from the Indexed Option or the Fixed-Rate Option if the requested withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options. If the withdrawal is in excess of the Policy Account Value attributable to the Variable Investment Options, we will then transfer amounts from the Holding Account, then from any Indexed Segments on a last in first out basis then from the Fixed Rate Option.

We will not process any request for a partial withdrawal that exceeds the amount available. We reserve the right to limit the number of partial withdrawals to 12 in a policy year. We will send you revised Policy Data pages reflecting any reduction in benefits and values due to a partial withdrawal.

Surrender

You may surrender this policy for its full Net Cash Surrender Value by sending this policy and your signed written request in Good Order to our Customer Service Office. The surrender will take effect as of the close of the Business Day on which we receive the written request. Upon surrender, this policy will terminate and all insurance under this policy will end. If the surrender request is processed on a Monthly Processing Date, we will not deduct the Monthly Deductions due on that Date from the Policy Account Value in determining the Net Cash Surrender Value.

We will deduct surrender charges if this policy is surrendered for its Net Cash Surrender Value during a surrender charge period. Total surrender charges under this policy will equal the sum of the surrender charges for the Initial Face Amount and any Policy Segments.

The Surrender Charge Table applicable to the Initial Face Amount is shown on the Policy Data Pages. An increase in Face Amount that creates a new Policy Segment will result in additional surrender charges as of the effective date of the new Policy Segment. You will be notified of the new surrender charges.

Surrender charges are not affected by a change in Death Benefit Option or by decreases in Face Amount.

12. POLICY LOANS

You may obtain a policy loan at any time while the insured is living. We must receive your signed written request in Good Order at our Customer Service Office. This policy must be assigned to us; this is the only security needed. The policy loan will take effect as of the Business Day on which we receive the written request. The maximum loan amount is the Loan Value described below and the minimum loan amount is $500.

Policy Debt at Death

Any Policy Debt not repaid upon the insured’s death will be deducted from the death proceeds.

Loan Types

There are 2 types of loans available under this policy. They are a Standard Loan and an Indexed Loan. You may have only one loan type in effect at any given time. You may change the type of loan only on a Policy Anniversary subject to the terms and conditions of the specific loan type.

STANDARD LOANS

Loan Value

The loan value on any Business Day for a Standard Loan is:

•	98% of the Cash Surrender Value on that Business Day; less

•	the amount of any Policy Debt on that Business Day; less

•	the amount of any interest which will accrue on any existing Policy Debt and the new requested loan from the current Business day to the next Policy Anniversary; less

•	the amount of the most recent Monthly Deductions made multiplied by the number of Monthly Processing Dates that will occur between the current Business Day and the next Policy Anniversary.

Standard Loan Interest

Loan interest accrues daily and is payable in arrears on each Policy Anniversary. The maximum annual interest rate charged on policy loans is 4% until the date shown on the Policy Data page, and 3.5% thereafter. Compound interest is used. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the Loan Amount and will be charged interest at the same rate. This occurs after Monthly Deductions are processed on that date.

See the “Loan Repayment” provision for interest on a date a loan repayment is made.

Loan Account

When you take a Standard Loan, we transfer an amount equal to the loan amount from the Variable Investment Options, the Indexed Option and the Fixed-Rate Option into a Loan Account. An amount equal to the loan amount remains in the Loan Account until the loan is repaid. Amounts transferred from the Variable Investment Options into the Loan Account no longer share in the investment experience of the Variable Investment Options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applies to the Fixed-Rate Option. Amounts transferred from an Indexed Segment will no longer be used in the determination of any Indexed Segment Interest Credit.

We will first transfer the loan amount from the Policy Account Value attributable to the Variable Investment Options specified in the owner’s request for the loan. If you request a loan without specifying the Variable Investment Options from which the loan should be taken, we will process the loan in proportion to the relative amount you have in each Variable Investment Option. We will only transfer the excess from the Indexed Option or the Fixed-Rate Option if the requested loan exceeds the Policy Account Value attributable to all Variable Investment Options. If the requested loan is in excess of the Policy Account Value attributable to the Variable Investment Options, we will then transfer amounts from the Holding Account, then from any Indexed Segments on a last in first out basis then from the Fixed Rate Option.

We will not process any request for loan amount that exceeds the amount available.

Amounts in the Loan Account also earn interest from the Business Day of the transfer at a minimum effective yearly rate of 3%. Interest accrues daily and is credited to the Loan Account whenever a financial transaction takes place under the policy. The interest we credit to the loaned amount remains in the Loan Account until the next Policy Anniversary. On the Anniversary, interest due on the loan becomes payable. If you do not pay this interest, we will attempt to pay it using values in your policy. In doing so, we will first use any interest that has accrued on the outstanding loan that was credited to the Loan Account. If this interest is not sufficient to cover the loan interest due, we will transfer an amount needed to increase the Loan Account to equal the Policy Debt. This amount will be transferred from the Variable Investment Options, Indexed Holding Account, Indexed Segments and the Fixed-Rate Option in the same order as if this was a new loan. If there is not enough Net Cash Surrender Value to cover the full transfer, then we will transfer what is available and you must make a loan repayment to cover the difference within 61 days or the policy will lapse. We will notify you at least 30 days before the policy lapses and advise you of this situation. However, if the policy is within the No Lapse Guarantee Period or you have a Guaranteed Coverage Rider, and the requirements for either of those benefits have been met, this loan repayment will not be required. However, the loan interest that was not covered by the transfer will continue to be part of the Policy Debt.

INDEXED LOANS

You may elect to receive an Indexed Loan at any time on or after the fifth Policy Anniversary if there is no Standard Loan in effect. The maximum amount of an Indexed Loan is the lesser of the loan value described in the Standard Loan provision or the amount allocated to the Indexed Option. The amount of the Indexed Loan remains in the Indexed Segments or Holding Account. We will not allow amounts in the Holding Account or Indexed Segments to be transferred out if they are being used to secure the Indexed Loan. For purposes of calculating any reinstatement charge, when this policy lapses while an Indexed Loan is in effect, the value of any Indexed Segments that were used to secure an Indexed Loan will be transferred to the Holding Account.

Indexed Loan Interest

Loan interest accrues daily and is payable in arrears on each Policy Anniversary. The annual interest rate charged on Indexed loans is 6% using compound interest. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the Loan Amount and will be charged interest at the same rate. This occurs after Monthly Deductions are processed on that date.

If on that date the Loan Amount exceeds the amount allocated to the Indexed Option we will transfer amounts from the Variable Investment Options and the Fixed-Rate Option to the Indexed Option so that the amount in the Indexed Option equals the Loan Amount. This amount will be transferred from the Variable Investment Options and the Fixed-Rate Option in the same order as if this were a new loan.

If there is not enough Net Cash Surrender Value to cover the full transfer, then we will transfer what is available and you must make a loan repayment to cover the difference within 61 days or the policy will lapse. We will notify you at least 30 days before the policy lapses and advise you of this situation. However, if the policy is within the No Lapse Guarantee Period or you have a Guaranteed Coverage Rider, and the requirements for either of those benefits have been met, this loan repayment will not be required. However, the loan interest that was not covered by the transfer will continue to be part of the Policy Debt.

See the “Loan Repayment” provision for the payment of interest on a date a loan repayment is made.

Loan Repayment

Any outstanding Policy Debt may be repaid at any time before the insured’s death while this policy is in force. Any outstanding Policy Debt may also be repaid within 60 days after the insured’s death if the policy was in force on the date of the insured’s death and the death proceeds of this policy have not been paid in one sum or applied under a payment option. All loan repayments are credited to the policy as of the close of the Business Day on which we receive the payment at our Customer Service Office. The minimum loan repayment amount is shown on the Policy Data page.

In general, loan repayments are applied first to pay loan interest due but not yet capitalized, and then to loan principal outstanding. The specific procedure depends on:

(a)	the amount of the loan repayment; and

(b)	the amount of loan interest that has accrued but not yet been capitalized.

If (a) is greater than or equal to (b), we will reduce the interest that has accrued but not yet been capitalized and the interest credited to the loaned amount since the previous policy anniversary to zero. The amount by which the loan repayment exceeds the loan interest that has accrued but not yet been capitalized will reduce the Loan Amount. We do this by transferring an amount equal to the excess from the Loan Account to the Allocation Options based on your instructions provided with the loan repayment. If you do not designate specific Allocation Options to which this transfer should be made, we will use your most current allocation instructions for premium payments.

If (a) is less than (b), then we will reduce both the interest credited to the loaned amount since the previous Policy Anniversary and the difference between the interest credited to the loaned amount and the loan interest that has accrued but not yet been capitalized, by the ratio of (a) divided by (b). The amount by which the interest credited is reduced is transferred from the Loan Account to the Allocation Options as stated above.

13. EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed-benefit policy on the life of the insured at any time until the applicable date shown on the Policy Data page. Evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options, Indexed Account or the Fixed-Rate Option. This exchange is subject to the following conditions:

•	We must receive your signed written request at our Customer Service office in Good Order. This policy must be surrendered to us;

•	this policy must be in force with all due Monthly Deductions paid to the exchange date;

•	the exchange cost, if any, must be paid to the issuing company (see “Exchange Cost or Credit” below);

•	any outstanding Policy Debt must be repaid to us;

•

the new policy will be a level annual premium whole life plan then being issued by us or our affiliate that we make available for this purpose. Our affiliate is The Guardian Life Insurance Company of America;

•	the new policy will have the same Policy Date as this policy;

•	the Face Amount of the new policy will be no higher than the Face Amount of this policy;

•

the new policy’s underwriting class will be based on the underwriting classes made available by the issuing company and will be comparable to the underwriting class of the most recent Policy Segment of this policy. However, it will be subject to any Face Amount limitations then in effect;

•

premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy’s plan, Face Amount and underwriting class, and the insured’s Age and sex;

•	the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy; and

•	the new policy will be subject to any existing assignment of this policy.

Riders

Additional benefit riders will be available on the new policy only if the issuing company agrees. Satisfactory evidence of insurability will be required. All riders on the new policy will be subject to the issuing company’s rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit, depending on the amount applied to the new policy.

On or before the tenth Policy Anniversary, we use the following 2 values to determine the amount of the exchange cost or credit:

(a)	the cumulative premiums for the new policy with an annual interest rate of 4%, less the cumulative premiums for this policy with an annual interest rate of 4%; and

(b)	the cash value of the new policy, less this policy’s Net Cash Surrender Value on the exchange date.

If either or both of these values are greater than zero, then you must pay an exchange cost to the issuing company. If both of these values are less than zero, then the issuing company will pay you an exchange credit. The exchange cost will be the greater of (a) and (b); if one value is positive and one value is negative, the exchange cost will be the positive value. The exchange credit will be the greater of (a) and (b), meaning the amount which is closer to zero.

After the tenth policy anniversary, the exchange cost or credit is determined only by (b) above. If this amount is greater than zero, you must pay this as an exchange cost; if it is negative, the issuing company will pay you an exchange credit.

In calculating any exchange cost or credit, we reserve the right to assess an additional charge if the insured is in a substandard risk class. This charge would be based on the substandard reserve for the new policy.

When an exchange credit is payable, it may be used to purchase paid-up additions under the new policy.

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of: (a) the Business Day on which we receive your signed written request for exchange in Good Order and this policy at the Customer Service Office; or (b) the Business Day the issuing company receives any exchange cost payable by you.

14. PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner we approve. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured’s lifetime, you may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election. For death proceeds, election must be made within one year after the insured’s death. For other proceeds, election must be made within 60 days after the proceeds become payable.

You may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in the “Termination” provision, whichever is elected.

Any election must be in a written form satisfactory to us. Payment options are fixed and do not vary with the performance of the variable investment options.

Options Available

Option 1 - Proceeds Left at Interest: We will hold the proceeds, making monthly interest payments. The yearly guaranteed interest rate is 3%.

Option 2 - Payments of a Specified Amount: We will make monthly payments of a specified amount until the proceeds and interest are fully paid. The total amount paid each year must be at least 10% of the original proceeds. Interest will be added to the proceeds each year; the yearly guaranteed interest rate is 3%.

Option 3 - Payments for a Specified Period: We will make monthly payments for the number of years elected. The guaranteed monthly payments shown in the Option 3 table on the following page include interest at 3% per year.

Option 4 - Life Income with 10 Years Guaranteed: We will make monthly payments for 10 years and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 4 table on the following page include interest at 3% per year.

Option 5 - Refund Life Income: We will make monthly payments until the total amount paid equals the proceeds settled, and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 5 table on the following page include interest at 3% per year.

Option 6 - Joint and Survivor Income with 10 Years Guaranteed: We will make monthly payments for 10 years and for the remaining lifetime of either of the two persons on whose lives the option is based. The guaranteed monthly payments shown in the Option 6 table include interest at 3% per year.

The Payment Option Tables for options 4, 5 and 6 are based on the Annuity 2000 Mortality Tables (male and female), projected 20 years to the year 2020 by 100% of male Scale G factors for males and 50% of female Scale G factors for females.

Payment Provisions

The effective date of any option is the date the proceeds become payable. This date is the option date. Death proceeds are payable as of the date of the insured’s death. At least $5,000 must be applied under each option selected, and each periodic payment must be at least $50. The first payment under Option 1 is due one month after the option date. The first payment under Option 2, 3, 4, 5, or 6 is due on the option date. We require satisfactory proof of age of any person on whose life the option is based before any payment is made. Under Option 4, 5, or 6, the present value of future benefits may not be withdrawn. Under Option 4, 5 or 6, if we offer a single consideration immediate annuity contract at the time proceeds are applied to one of these options, the monthly payments will not be less than those that would be provided by the application of the Net Cash Surrender Value to that annuity contract at the then current purchase rates to the same class of annuitants.

Termination

Upon termination of either Option 1 or Option 2, we will pay any unpaid proceeds with any accrued interest. Upon termination of Option 3, we will pay the present value on the basis of 3% yearly compound interest of any unpaid payments for the specified period. Upon termination of Option 4, 5, or 6, we will pay the present value of any unpaid payments for the guaranteed period, which is derived using the interest rate which was used in computing the actual monthly payment.

PAYMENT OPTION TABLES

OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

GUARANTEED MONTHLY PAYMENTFOR EACH $1000 OF PROCEEDS

Years Amount	1 $ 84.47	2 42.86	3 28.99	4 22.06	5 17.91	6 15.14	7 13.16	8 11.68	9 10.53	10 9.61
Years Amount	11 $ 8.86	12 8.24	13 7.71	14 7.26	15 6.87	16 6.53	17 6.23	18 5.96	19 5.73	20 5.51
Years Amount	21 $ 5.32	22 5.15	23 4.99	24 4.84	25 4.71	26 4.59	27 4.47	28 4.37	29 4.27	30 4.18

OPTIONS 4 AND 5 - GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

	Option 4		Option 5			Option 4		Option 5
Age	Male	Female	Male	Female	Age	Male	Female	Male	Female
20	2.93	2.89	2.92	2.88	54	4.13	3.96	4.01	3.88
21	2.95	2.90	2.94	2.89	55	4.20	4.03	4.07	3.94
22	2.97	2.92	2.95	2.91	56	4.27	4.10	4.13	4.00
23	2.98	2.93	2.97	2.92	57	4.35	4.17	4.20	4.06
24	3.00	2.95	2.99	2.94	58	4.43	4.24	4.27	4.13
25	3.02	2.96	3.00	2.95	59	4.52	4.32	4.34	4.20
26	3.04	2.98	3.02	2.97	60	4.61	4.41	4.42	4.27
27	3.06	3.00	3.04	2.99	61	4.71	4.50	4.50	4.35
28	3.08	3.02	3.06	3.01	62	4.81	4.59	4.59	4.43
29	3.10	3.04	3.08	3.03	63	4.92	4.69	4.68	4.52
30	3.12	3.06	3.10	3.05	64	5.03	4.80	4.77	4.61
31	3.15	3.08	3.13	3.07	65	5.15	4.91	4.87	4.70
32	3.17	3.10	3.15	3.09	66	5.28	5.03	4.97	4.81
33	3.20	3.12	3.17	3.11	67	5.41	5.16	5.08	4.91
34	3.22	3.15	3.20	3.13	68	5.54	5.29	5.20	5.03
35	3.25	3.17	3.23	3.16	69	5.68	5.43	5.32	5.15
36	3.28	3.20	3.25	3.18	70	5.83	5.57	5.44	5.27
37	3.31	3.23	3.28	3.21	71	5.98	5.73	5.58	5.41
38	3.35	3.26	3.31	3.24	72	6.14	5.89	5.72	5.55
39	3.38	3.29	3.34	3.26	73	6.30	6.06	5.86	5.70
40	3.42	3.32	3.38	3.29	74	6.46	6.24	6.02	5.86
41	3.45	3.35	3.41	3.32	75	6.63	6.42	6.18	6.03
42	3.49	3.39	3.44	3.36	76	6.80	6.61	6.35	6.20
43	3.53	3.42	3.48	3.39	77	6.97	6.81	6.53	6.39
44	3.58	3.46	3.52	3.43	78	7.15	7.00	6.72	6.59
45	3.62	3.50	3.56	3.46	79	7.33	7.20	6.92	6.80
46	3.67	3.54	3.60	3.50	80	7.51	7.40	7.13	7.03
47	3.72	3.59	3.64	3.54	81	7.68	7.60	7.35	7.26
48	3.77	3.63	3.69	3.58	82	7.86	7.80	7.59	7.52
49	3.82	3.68	3.74	3.63	83	8.03	7.99	7.83	7.78
50	3.87	3.73	3.79	3.67	84	8.19	8.17	8.09	8.06
51	3.93	3.79	3.84	3.72	85	8.35	8.34	8.37	8.35
52	3.99	3.84	3.89	3.77
53	4.06	3.90	3.95	3.82

+ Guaranteed monthly payments for any ages not shown will be furnished upon request.

PAYMENT OPTION TABLES— cont’d

OPTION 6- GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

Female					Male Age
Age	50	51	52	53	54	55	56	57	58	59
50	3.44	3.46	3.48	3.50	3.51	3.53	3.54	3.55	3.57	3.58
51	3.47	3.49	3.50	3.52	3.54	3.56	3.57	3.59	3.60	3.62
52	3.49	3.51	3.53	3.55	3.57	3.58	3.60	3.62	3.63	3.65
53	3.51	3.53	3.55	3.57	3.59	3.61	3.63	3.65	3.67	3.69
54	3.53	3.55	3.58	3.60	3.62	3.64	3.66	3.68	3.70	3.72
55	3.55	3.58	3.60	3.62	3.65	3.67	3.69	3.72	3.74	3.76
56	3.57	3.60	3.62	3.65	3.67	3.70	3.72	3.75	3.77	3.79
57	3.59	3.62	3.65	3.67	3.70	3.73	3.75	3.78	3.80	3.83
58	3.61	3.64	3.67	3.70	3.73	3.75	3.78	3.81	3.84	3.86
59	3.63	3.66	3.69	3.72	3.75	3.78	3.81	3.84	3.87	3.90
60	3.64	3.68	3.71	3.74	3.78	3.81	3.84	3.87	3.90	3.94
61	3.66	3.70	3.73	3.76	3.80	3.83	3.87	3.90	3.94	3.97
62	3.68	3.71	3.75	3.79	3.82	3.86	3.90	3.93	3.97	4.00
63	3.69	3.73	3.77	3.81	3.84	3.88	3.92	3.96	4.00	4.04
64	3.71	3.75	3.79	3.83	3.87	3.91	3.95	3.99	4.03	4.07
65	3.72	3.76	3.80	3.84	3.89	3.93	3.97	4.02	4.06	4.10
66	3.73	3.78	3.82	3.86	3.91	3.95	4.00	4.04	4.09	4.13
67	3.75	3.79	3.83	3.88	3.92	3.97	4.02	4.07	4.12	4.16
68	3.76	3.80	3.85	3.89	3.94	3.99	4.04	4.09	4.14	4.19
69	3.77	3.81	3.86	3.91	3.96	4.01	4.06	4.11	4.17	4.22
70	3.78	3.83	3.87	3.92	3.97	4.03	4.08	4.14	4.19	4.25

Female					Male Age
Age	60	61	62	63	64	65	66	67	68	69	70
50	3.59	3.60	3.61	3.62	3.63	3.64	3.65	3.66	3.67	3.67	3.68
51	3.63	3.64	3.65	3.66	3.67	3.68	3.69	3.70	3.71	3.72	3.72
52	3.66	3.68	3.69	3.70	3.72	3.73	3.74	3.75	3.76	3.76	3.77
53	3.70	3.72	3.73	3.75	3.76	3.77	3.78	3.79	3.80	3.81	3.82
54	3.74	3.76	3.77	3.79	3.80	3.82	3.83	3.84	3.85	3.86	3.87
55	3.78	3.80	3.81	3.83	3.85	3.86	3.88	3.89	3.90	3.92	3.93
56	3.81	3.84	3.86	3.87	3.89	3.91	3.93	3.94	3.96	3.97	3.98
57	3.85	3.88	3.90	3.92	3.94	3.96	3.98	3.99	4.01	4.02	4.04
58	3.89	3.92	3.94	3.96	3.99	4.01	4.03	4.05	4.06	4.08	4.10
59	3.93	3.96	3.98	4.01	4.03	4.06	4.08	4.10	4.12	4.14	4.16
60	3.97	4.00	4.02	4.05	4.08	4.11	4.13	4.15	4.18	4.20	4.22
61	4.00	4.04	4.07	4.10	4.13	4.16	4.18	4.21	4.24	4.26	4.28
62	4.04	4.08	4.11	4.14	4.18	4.21	4.24	4.27	4.29	4.32	4.35
63	4.08	4.11	4.15	4.19	4.22	4.26	4.29	4.32	4.35	4.38	4.41
64	4.11	4.15	4.19	4.23	4.27	4.31	4.35	4.38	4.41	4.45	4.48
65	4.15	4.19	4.23	4.28	4.32	4.36	4.40	4.44	4.48	4.51	4.55
66	4.18	4.23	4.27	4.32	4.36	4.41	4.45	4.50	4.54	4.58	4.61
67	4.21	4.26	4.31	4.36	4.41	4.46	4.51	4.55	4.60	4.64	4.68
68	4.25	4.30	4.35	4.40	4.46	4.51	4.56	4.61	4.66	4.71	4.75
69	4.28	4.33	4.39	4.44	4.50	4.56	4.61	4.67	4.72	4.77	4.82
70	4.31	4.36	4.42	4.48	4.54	4.60	4.66	4.72	4.78	4.84	4.89

+ Guaranteed monthly payments for any ages not shown will be furnished upon request.

15. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, the original application and any subsequent applications for changes that are attached to this policy. We relied upon the application(s) in issuing this policy. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements, in the absence of fraud, are deemed to be representations and not warranties. No statement will be used to contest this policy unless contained in the application(s).

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to change this policy, waive any provision of this policy or any of GIAC’s requirements; or waive an answer to any question in the application(s).

We will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

The maximum cost of insurance rates under this policy are based on:

•	the Commissioners 2001 Standard Ordinary Mortality Table, male or female, aggregate, for Attained Ages 0 through 14; or

•	the Commissioners 2001 Standard Ordinary Mortality Table, male or female, non-smoker, for Attained Ages 15 through 17; or

•	the Commissioners 2001 Standard Ordinary Mortality Table, male or female, smoker or non-smoker, for Attained Ages 18 and over.

All policy values equal or exceed those required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Age and Sex

If the age or sex of the insured has been misstated, the amount of death benefit for the Basic Policy will be that which would be purchased by the most recent deduction for the cost of insurance charge based on the correct age and sex; the amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges based on the correct age and sex.

Incontestability

This policy will be incontestable after it has been in force during the insured’s lifetime for 2 years from its Issue Date. If the Face Amount has been increased, such increase will be incontestable after it has been in force during the insured’s lifetime for 2 years from the date the increase takes effect. If we successfully contest an increase in Face Amount, the death benefit will be the amount that would have been payable had such increase not taken effect.

If this policy is reinstated, the policy will have a new 2 year contestable period from the date of reinstatement. A contest of a reinstated policy will only be based upon representations made in the reinstatement application, unless the policy is still within the original 2 year contestable period.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

Suicide Exclusion

If the insured commits suicide, while sane or insane, within 2 years from the Issue Date, our liability will be limited to the greater of (a) or (b) as of the date of death, where:

(a)	is the sum of all premium payments made under this policy, less any Policy Debt and any partial withdrawals;

(b)	is the Net Cash Surrender Value.

If the insured commits suicide, while sane or insane within 2 years from the effective date of any increase in the Face Amount, our liability with respect to such increase will be limited to the cost of insurance for such increase.

Deferment

We reserve the right to defer calculation and payment of this policy’s benefits which are attributable to the Variable Investment Options when:

•	the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings);

•	the Securities and Exchange Commission restricts trading or determines that an emergency exists; or

•	a Variable Investment Option’s corresponding mutual fund lawfully suspends payment or redemption of its shares.

In such situations, we may defer:

•	determination or payment of a partial withdrawal, surrender or death proceeds (we may defer payment of death proceeds for up to 2 months only);

•	determination or payment of policy loans;

•	transfers among the Variable Investment Options; or

•	allocation of Net Premiums to the Variable Investment Options.

We may defer the following transactions from the Fixed-Rate Option or the Indexed Option for up to 6 months from the Business Day we receive your signed written request in Good Order at the Customer Service Office:

•

determination or payment of a partial withdrawal, surrender or death proceeds. GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more;

•	determination or payment of policy loans; or

•	transfers from the Fixed-Rate Option or Indexed Option.

Underwriting Class Change You have the right to request that we consider changing the insured’s underwriting class, subject to evidence of insurability. We will provide you with new Policy Data pages reflecting any changes made due to an underwriting class change

Conformity with Interstate Insurance Product Regulation Commission Standards

This policy was approved under the authority of the Interstate Insurance Product Regulation Commission under the Commission standards. Any provision of this policy that on the Policy Date is in conflict with Interstate Insurance Product Regulation Commission standards for the applicable product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for the applicable product type in effect on the Policy Date.

Communications with GIAC

We receive all communications only at our Customer Service Office. Please include the policy number, the full names of the owner and insured, and the owner’s current address in all correspondence with us.

Payments by GIAC

All amounts payable by us are payable at the Customer Service Office.

Statement to the Owner

We will provide, without charge, a written statement to you once each year. We will send the statement soon after each Policy Anniversary.

The statement will show the following information as of the most recent Policy Anniversary:

•	the amount of the current death benefit;

•	the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options, the Indexed Option and the Fixed-Rate Option;

•	the Net Cash Surrender Value and Cash Surrender Value;

•	the premiums paid, and charges deducted since the last statement;

•	any transfers or partial withdrawals since the last statement; and

•	any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered.

Variable Universal Life Insurance Policy with an Index-Linked Interest Account

•	Flexible premiums payable during the insured’s lifetime

•	Adjustable death proceeds payable upon insured’s death if policy is in force

•	Investment experience in the Separate Account reflected in benefits

•	Non-participating--No dividends payable